Exhibit 3.4

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

Presidio Production Company
Certificate of Designation
Of
Preferences,
Rights and Limitations
of
Series A Perpetual Preferred Stock

Pursuant to Section 151(g) of the
Delaware General Corporation Law

The undersigned, Brett J. Barnes, does hereby certify that:

1. He is the Executive Vice President and General Counsel of Presidio Production Company, a Delaware corporation (the “Company”).

2. The Company is authorized to issue 50,000,000 shares of preferred stock, 27,173 of which have been issued and designated as “Series B Perpetual Participating Convertible Preferred Stock” on the date hereof.

3. The following resolutions were duly adopted by the board of directors of the Company (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Company provides for a class of its authorized stock known as preferred stock, consisting of 50,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, rights and terms of redemption, and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them, subject to the limitations under applicable Delaware law, and in each case without any stockholder approval; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 145,000 shares of the preferred stock to be known as “Series A Perpetual Preferred Stock” which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Terms of Series A Perpetual Preferred Stock

Section 1 Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accrued Dividend” shall have the meaning set forth in Section 3(c).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Applicable Dividend Rate” shall have the meaning set forth in Section 3(a).

“Asset Sale Net Proceeds” means (a) the cash proceeds actually received by the Company Group in respect of any sale or other disposition of assets of the Company Group (including, for the avoidance of doubt, with regard to any contingent or deferred proceeds, only as and when received), minus (b) the sum (without duplication) of (i) all reasonable and documented out-of-pocket fees, costs, charges, and expenses incurred by the Company Group directly related to such sale or disposition, (ii) the amount of indebtedness required to be repaid as a result of such sale or disposition to repay indebtedness secured by such asset or otherwise subject to mandatory prepayment as a result of such sale or disposition, in each case, including accrued but unpaid interest thereon, any prepayment premiums or penalties payable with respect thereto, and any breakage or similar fees payable with respect thereto, (iii) the amount of all taxes paid (or reasonably estimated to be payable by any Company Group member or any affiliate thereof and including any tax distributions made) and the amount of any escrows established to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such sale or disposition, and (iv) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation, purchase price adjustment, or other obligation or liability associated with such sale or disposition.

“Barrel of Oil Equivalent” or “BOE” means the volumetric equivalent of six mcf of wellhead natural gas or one bbl of oil, natural gas liquids and condensates.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Cash Dividend” shall have the meaning set forth in Section 3(a).

“Class A Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay for the Securities and (ii) the Company’s obligations to deliver the Securities have been satisfied or waived.

“Collateral Ratio” means, as of any date of determination, the ratio (which shall be expressed as a percentage) of (i) the sum of (a) the aggregate principal amount of all indebtedness for borrowed money of the Company Group (determined on a consolidated basis) as of such date plus (b) the aggregate amount of Liquidation Preference calculated for all Preferred Shares outstanding as of such date minus (c) the amount of all cash and cash equivalents of the Company Group as shown in the books and records of the Company Group, in each case, as of the relevant date divided by (ii) the sum of (a) PV-10 Value as of such date plus (b) the Hedge Mark-to-Market Value as of such date.

“Collateral Ratio Equity Cure Recalculation” shall have the meaning set forth in Section 3(f).

“Commission” means the United States Securities and Exchange Commission.

“Commodity Swap Transaction” means a Swap Transaction pertaining to hedges of commodity prices for the production of crude oil, natural gas or natural gas liquids.

“Common Stock” means the Class A Common Stock and the Class B common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Company Group” means the Company and its Subsidiaries.

“Company Notice” shall have the meaning set forth in Section 7(a).

“Debt Documents” means, collectively, (a) the Amended and Restated Indenture, dated as of July 18, 2023, by and among Presidio Finance LLC, Presidio Finance Nominee Corp., and UMB Bank, N.A. and (b) the Credit Agreement, dated as of March 4, 2026, by and among Presidio Borrower LLC, a Delaware limited liability company and Citizens Bank, N.A., as administrative agent, lender and issuer of letters of credit.

“Delaware Courts” shall have the meaning set forth in Section 12(d).

“Dividend Payment Date” shall have the meaning set forth in Section 3(c).

“EBITDAX” means, for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period plus, without duplication and to the extent deducted in the calculation of such net income (or loss) for such period (except with respect to clause (n) of this definition), the sum of the amounts for such period included (except with respect to clause (n) of this definition) in determining such net income (or loss) in respect of (a) the aggregate amount of interest expense for such period, (b) the aggregate amount of federal, state, local and non-U.S. income, excise and franchise tax expense, margin tax expense and tax distributions made for such period, (c) all amounts attributable to depletion, depreciation and amortization (including amortization of deferred loan costs) for such period, (d) all other non-cash losses, charges, or items for such period, (e) all reasonable well workover expenses incurred during such period, including those associated with recompletions and activities to increase production but excluding maintenance capital expenditures, (f) all exploration costs for such period (including all drilling, completion, geological and geophysical costs), (g) all costs, fees, charges, and expenses incurred in connection with (i) preparing, negotiating, executing, or amending or otherwise modifying any agreement governing the indebtedness of the Company or any of its Subsidiaries or the Transaction Documents and (ii) acquisitions, investments, dispositions, equity issuances, and incurrences of indebtedness, in each case, for such period, (h) all noncash executive compensation expenses for such period, (i) all equity earnings or losses in Subsidiaries, joint ventures or other minority investments, (j) all other immaterial non-operating expenses, (k) all of the minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary in such period or any prior period, except to the extent of dividends received on equity interests held by third parties, (l) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods or any other deductions, costs and expenses related to asset retirement and decommissioning costs, (m) all losses from dispositions of assets (other than hydrocarbons in the ordinary course of business) and any other extraordinary, unusual or non-recurring expenses, losses, fees, costs, or charges, and (n) all operating expense reductions and other operating improvements or synergies determined in good faith by the Company to be reasonably expected to result from any acquisition, merger, disposition or operational change (provided that such operating expense reductions and other operating improvements or synergies are (i) reasonably identifiable and factually supportable and (ii) realized within 18 months of the date on which such acquisition, merger, disposition or operational change is consummated), minus all noncash income included in such net income (or loss) that has not been set forth above, in each case as determined on a consolidated basis with respect to the Company and its Subsidiaries and (to the extent applicable) in accordance with GAAP; provided, that if at any time during such period the Company or any Subsidiary shall have made a material disposition or a material acquisition, EBITDAX for such period shall be calculated on a pro forma basis as if such disposition or acquisition had occurred on the first day of such period.

“Excess Cash” means, as of any date of determination, all unrestricted cash funds and cash equivalents recorded on the balance sheet, in accordance with GAAP, of the Company and its Subsidiaries and on hand on such date from any source in excess of $15,000,000.

“FCF EBITDAX” means (a) for any FCF Rolling Period included in the table below, EBITDAX for such FCF Rolling Period multiplied by the factor in the below table and (b) for any other FCF Rolling Period, EBITDAX.

FCF Rolling Period Ending	Factor
March 31, 2026	4
June 30, 2026	2
September 30, 2026	4/3

“FCF Rolling Period” means (a) the Fiscal Quarter ending on March 31, 2026, (b) the period of two consecutive Fiscal Quarters ending on June 30, 2026, (c) the period of three consecutive Fiscal Quarters ending on September 30, 2026, and (d) each period of four consecutive Fiscal Quarters ending on December 31, 2026 or on any date thereafter.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) FCF EBITDAX for the most recently completed FCF Rolling Period to (b) the sum (without duplication) of (i) interest expense of the Company Group with respect to the Company Group’s indebtedness and any scheduled principal payments under the Debt Documents for borrowed money plus (ii) the scheduled cash dividend payments made by the Company on the Preferred Stock pursuant to the terms hereof, in each case, during such period.

“Fixed Charge Coverage Ratio Equity Cure Recalculation” shall have the meaning set forth in Section 3(f).

“Forecasted PDP Reserve Production” shall mean, for any period, the forecasted production of crude oil, natural gas liquids or natural gas (measured by Barrel of Oil Equivalent, not sales price) for such period from the Company Group’s proved developed producing reserves, as forecasted in the most recent Reserve Report.

“Governing Documents” means (a) in the case of a corporation or exempted company, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association, in each case, as amended and/or restated from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation or registration (or analogous document) and limited liability company operating agreement or limited liability company agreement, in each case, as amended and/or restated from time to time, or (c) in the case of a Person other than a corporation, exempted company or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Hedge Mark-to-Market Value” means, as of any date of determination, the net mark-to market value of the outstanding Swap Transactions of the Company Group.

“Holder” shall have the meaning set forth in Section 2(b).

“Holder Majority” shall have the meaning set forth in Section 4(b).

“Indebtedness” means any principal amount in respect of indebtedness for borrowed money.

“Initial Dividend Rate” shall have the meaning set forth in Section 3(a).

“Investment Amount” means an amount per share of Preferred Stock equal to (a) the total of (i) the Subscription Amount made by a Holder in respect of shares of Preferred Stock held by such Holder, plus (ii) any then-current Accrued Dividends divided by (b) the total number of shares of Preferred Stock held by such Holder. For the avoidance of doubt, “Investment Amount” shall exclude (x) any original issue discount with respect to shares of Preferred Stock and (y) the Warrants (as defined in the Purchase Agreement).

“Investment Strategy” means acquiring, owning, developing and operating onshore oil and natural gas properties and related assets, whether undertaken directly or indirectly through subsidiaries.

“IRR” means, with respect to a Holder of shares of Preferred Stock, the aggregate internal rate of return of such Holder with respect to its shares of Preferred Stock, computed after all taxes imposed on the Company Group and before any taxes imposed on such Holder. The internal rate of return is the effective quarterly compound discount rate, annualized, that would, together with an amount equal to the aggregate Subscription Amount made by such Holder, equal the total amount of cash distributed by the Company to such Holder in respect of any shares of Preferred Stock held by such Holder if accrued quarterly on the aggregate Subscription Amount made by such Holder, in each case taking into consideration the timing of all such distributions. Notwithstanding any provision of this Certificate of Designation to the contrary, dividend payments or distributions made pursuant to Section 3 shall be taken into account for IRR calculation purposes at the time the Preferred Stock is redeemed in full pursuant to Section 7.

“Junior Preferred Stock” means preferred stock of the Company which, by its terms, ranks junior to the Preferred Stock of payment of dividends or upon liquidation, dissolution, or winding up.

“Junior Securities” shall have the meaning set forth in Section 5.

“Key Person” means each of Chris Hammack, Will Ulrich and John Brawley.

“Key Person Event” means the occurrence of each of the following concurrently: (a) a Key Person (including a Replacement Key Person (as defined below)) becoming a Retiring Key Person (as defined below) (a “Subject Key Person”), (b) as a result of such Subject Key Person becoming a Retiring Key Person there are fewer than two Key Persons (including Replacement Key Persons), and (c) by the end of 90 days after such Subject Key Person became a Retiring Key Person, there are fewer than two total Key Persons (including Replacement Key Persons). Upon appointment of a Replacement Key Person, such Replacement Key Person shall thereafter be a “Key Person” for purposes of, and subject to the same standards of, a “Key Person Event” as the replaced Key Person, and the relevant replaced Key Person shall no longer be a “Key Person”, and a Key Person Event shall no longer be continuing with respect to such replaced Key Person.

“Liquidation Preference” means an amount per share of Preferred Stock equal to the (a) greater of (i) the product of (A) 1.25 multiplied by (B) the aggregate Subscription Amount of the shares of Preferred Stock and (ii) an amount equal to a 12.0% IRR on the aggregate Subscription Amount of the shares of Preferred Stock divided by (b) the total number of shares of Preferred Stock issued and outstanding; provided, however, the Liquidation Preference determined under this clause (ii) shall increase by 2.0% during the period in which a Trigger Event is continuing and uncured in accordance with Section 8; provided, further, solely as used in the definitions of “Collateral Ratio” and “Total Leverage,” clause (a)(i) hereof shall be disregarded in the calculation of Liquidation Preference, but only for the period commencing on the Closing and ending on the first anniversary of the Closing. Notwithstanding any provision of this Certificate of Designation to the contrary, the calculation of “Liquidation Preference” shall include any dividend payments or distributions made pursuant to Section 3 and exclude (x) any original issue discount with respect to shares of Preferred Stock and (y) the Warrants (as defined in the Purchase Agreement).

“Mandatory Redemption Event” means the occurrence of (i) a liquidation, dissolution or winding-up, voluntary or involuntary, of the Company (or adoption of any plan with respect to the foregoing); (ii) a direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of greater than 55% of the properties or assets of the Company Group on a consolidated basis; (iii) the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any Person, other than the Company, becomes the beneficial owner, directly or indirectly, of more than 49% of the voting stock of the Company (or any successor parent of the Company) measured by either voting power or percentage of interests rather than number of shares, units or similar equity; or (iv) a material change in the Company’s Investment Strategy or a Material Adverse Amendment without the consent of the Holder Majority pursuant to Section 4(b).

“Material Adverse Amendment” shall have the meaning set forth in Section 4(b)(i).

“Net Senior Indebtedness” means, as of any date, (a) the Senior Indebtedness minus (b) all cash and cash equivalents of the Company Group as shown in the books and records of the Company Group, in each case, as of the relevant date.

“NYMEX” means the New York Mercantile Exchange.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIK Dividend” shall have the meaning set forth in Section 3(a).

“Preferred Stock” shall have the meaning set forth in Section 2(a).

“Preferred Stock Directors” shall have the meaning set forth in Section 4(c)(i).

“Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Preferred Stockholders Agreement” means the agreement between the Company and the Holder Majority entered into on the Closing Date.

“Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of August 5, 2025, by and among the Company, EQV Ventures Acquisition Corp., a Cayman Islands exempted company, Prometheus PubCo Inc., a Delaware corporation, Presidio Investment Holdings LLC, a Delaware limited liability company, and the purchasers listed on Schedule A thereto.

“PV-10 Value” means, as of any date of determination, the present value of future cash flows expected from the Company Group’s proved developed producing oil and gas reserves (as such term is defined by the Commission in its standards and guidelines) as set forth in the most recent Reserve Report, utilizing a ten percent (10%) discount rate and calculated using the Strip Price.

“Redemption Price” means an amount equal to the Liquidation Preference.

“Refinancing Indebtedness” means the refinancing, renewal or extension of indebtedness, including such instances when the aggregate Refinancing Indebtedness is greater than the amount of the refinanced debt.

“Replacement Key Person” means an individual who is employed by the Company or its Affiliates as a Key Person or has any of the following qualifications: (i) any person that has been an officer, vice president or held another senior position of the Company or any of its oil and gas Subsidiaries for at least four years as of such date, (ii) any person that has previously served as a senior executive of any private oil and gas company with an enterprise value of over $1,000,000,000 or of a public oil and gas company, (iii) if the Company or any direct or indirect parent thereof is then a public company, any person with significant oil and gas experience that is acceptable to the board of directors of such public company, (iv) any person that has at least 10 years’ experience in a role substantially similar to that of the Key Person being replaced or (v) any other person that is acceptable to the Holder Majority.

“Reserve Report” means the most recent reserve report of the proved oil and gas properties of the Company Group and the projected rate of production for at least the following 48 month period.

“Retiring Key Person” means any Key Person on the first day following a continuous 60-day period in which such Key Person has not been employed by the Company or any of its Affiliates (or engaged by the Company or any of its Affiliates as a consultant in a substantially similar capacity as such Key Person was engaged prior to ending his or her employment with the Company or any of its Affiliates) such that such Key Person is not substantially involved in the management or governance of the Company.

“Securities” means the Preferred Stock and the Warrants.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Indebtedness” means, as of any date of determination, all Indebtedness of the Company Group other than Indebtedness that is pari passu with, or subordinated to, the Preferred Stock.

“Series A Director” shall have the meaning set forth in Section 4(a)(i).

“Step Up Date” shall have the meaning set forth in Section 3(a).

“Strip Price” means, as of any date of determination, (a) for the 60-month period commencing with the month in which such date occurs, as quoted on the NYMEX (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0–60 and (b) for periods after such 60-month period, the average of the corresponding monthly quoted futures contract prices for months 49-60; provided that in the event that the NYMEX no longer provides futures contract price quotes for 60-month periods, the longest period of quotes of less than 60 months shall be used. The Strip Price shall be based upon (x) for natural gas, the quotation for deliveries of natural gas from NYMEX for Henry Hub, and (y) for crude oil, the quotation for deliveries of West Texas Intermediate crude oil from the NYMEX for Cushing, Oklahoma.

“Subscription Amount” shall have the meaning set forth in the Purchase Agreement.

“Subsidiary” means any subsidiary of the Company.

“Swap Transaction” means any transaction that is a collar, swap, forward, future, option or other derivative transaction settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing.

“Specified EBITDAX” means (i) for the fiscal quarter ending September 30, 2025, $28,645,862, (ii) for the fiscal quarter ending December 31, 2025, $29,191,358, (iii) for the fiscal quarter ending March 31, 2026, $29,334,485 and (iv) thereafter, EBITDAX; provided that (x) notwithstanding the foregoing, if financial statements are available for any fiscal quarter included in clause (i), (ii) or (iii), Specified EBITDAX for such fiscal quarter shall mean EBITDAX as reported in such financial statements and (y) Specified EBITDAX shall be calculated on an annualized basis for any Specified Rolling Period in the following table by multiplying EBITDAX for such Specified Rolling Period by the factor for such Specified Rolling Period set forth in the table below:

Specified Rolling Period Ending	Factor
September 30, 2025	4
December 31, 2025	2
March 31, 2026	4/3

“Specified Rolling Period” means (a) the Fiscal Quarter ending on September 30, 2025, (b) the period of two consecutive Fiscal Quarters ending on December 31, 2025, (c) the period of three consecutive Fiscal Quarters ending on March 31, 2026, and (d) each period of four consecutive Fiscal Quarters ending on June 30, 2026, or on any date thereafter.

“Total Leverage” means, as of any date of determination, the sum of (a) all Indebtedness of the Company Group as of such date plus (b) the aggregate amount of Liquidation Preference calculated for all Preferred Shares outstanding as of such date.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Class A Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, and the Preferred Stockholders Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Trigger Event” means (i) the occurrence and continuation of an Event of Default (as such term or its equivalent is defined in any Debt Document) under a Debt Document which causes the indebtedness under such Debt Document to become due or required to be prepaid, repaid or defeased in full prior to its stated maturity date, (ii) if, as of the last day of any fiscal quarter of the Company, commencing with the fiscal quarter ending March 31, 2026, the Collateral Ratio (subject to any Collateral Ratio Equity Cure Recalculation) is greater than 85%, (iii) any failure by the Company to redeem any shares of Preferred Stock or make a payment in connection with such redemption as required under Section 7(b), (iv) the Company fails to affect a mandatory redemption pursuant to Section 7(b) upon the occurrence of a Mandatory Redemption Event, and (v) any material breach by the Company of Section 4(b), in each case of clauses (i) through (v), which is continuing for 15 Business Days (which period shall be extended to 60 Business Days to the extent capable of being cured and the Company is using commercially reasonable efforts to cure) and is not waived during that period by the Holder Majority (as defined below).

“U.S. Person Certification” shall have the meaning set forth in Section 12(k).

“Voting Rights Class” shall have the meaning set forth in Section 4(c)(i).

“Warrants” means, collectively, the warrants to purchase shares of Class A Common Stock issued pursuant to the Purchase Agreement.

Section 2 Designation, Amount and Par Value.

(a) The series of preferred stock shall be designated as “Series A Perpetual Preferred Stock” (the “Preferred Stock”), and the number of shares so designated shall be 145,000. Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000.

(b) The Company shall cause its Transfer Agent to register restricted book-entry shares of the Preferred Stock upon records to be maintained by the Transfer Agent for that purpose (the “Preferred Stock Register”), in the name of the holders thereof (each, a “Holder” and collectively, the “Holders”) from time to time. The Company shall cause its Transfer Agent to register the transfer of any shares of Preferred Stock in the Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Company at its address specified herein and after such Holder shall have provided to the Company such documentation and the Company’s counsel has provided such legal opinions, if any, as may be reasonably requested by the Company (including any documentation required by the Transfer Agent with respect to such transfer). Upon the registration of such transfer, a new certificate (to the extent such shares are certificated) evidencing the shares of Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The Board of Directors may provide by resolution or resolutions that some or all of the Preferred Stock shall be uncertificated shares. The Company shall not be required to register, or cause its Transfer Agent to register, or record any transfer of any shares of the Preferred Stock that would violate, conflict with, or fail to be in compliance with federal or state securities laws.

(c) No fractional shares or scrip representing fractional shares shall be issued with regard to the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the stated value set forth in Section 2(a) or round up to the next whole share.

Section 3 Dividends.

(a) From and after the Closing, Holders of the Preferred Stock shall be entitled to receive, whether or not authorized and declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available for such purpose, cumulative quarterly dividends on the then-current Investment Amount at the Applicable Dividend Rate (as defined below) on each Dividend Payment Date (as defined below). Subject to Section 3(b) below, from and including the date of original issue to, but excluding, the date that is the third anniversary of the Closing (the “Step Up Date”), the initial dividend rate shall be 12.0% per annum (the “Initial Dividend Rate”), and on and after the Step Up Date, the Initial Dividend Rate shall increase on a quarterly basis by a 0.25% per annum rate until such time as the dividend rate is equal to 16.0% per annum (any such dividend rate, as applicable, the “Applicable Dividend Rate”). Prior to the fifth anniversary of the Closing, dividends on the then-current Investment Amount will be payable in cash, out of funds legally available for such purpose, at a dividend rate of at least 8.0% per annum (any such amount paid, a “Cash Dividend”), with any remaining percentage portion of the Initial Dividend Rate payable, at the election of the Company in its sole discretion, either in cash, out of legally available funds for such purpose, or in kind in additional shares of Preferred Stock (a “PIK Dividend”). With respect to a PIK Dividend, the number of shares of Preferred Stock to be issued in payment of such PIK Dividend with respect to each outstanding share of Preferred Stock shall be determined by dividing (A) the amount of the dividend by (B) the then-current Investment Amount. To the extent that any PIK Dividend would result in the issuance of a fractional share of Preferred Stock to any Holder, then such fractional share shall be rounded down to the nearest whole number.

(b) Notwithstanding anything to the contrary herein, (i) in the event the Company fails to make a Cash Dividend payment when due on a Dividend Payment Date prior to the Step Up Date, the Applicable Dividend Rate shall be increased by 2.0% per annum, payable in kind in additional shares of Preferred Stock, and will remain at such increased rate until the date on which the Company satisfies in full its Cash Dividend payment obligations due at such time, and (ii) upon the occurrence of a Trigger Event, the Applicable Dividend Rate shall be increased by 2.0% per annum for the period from such occurrence until the date on which the Trigger Event is cured or no longer continuing in accordance with Section 8.

(c) Any such dividends shall be payable quarterly in arrears on February 28, May 31, August 31 and November 30 of each year, commencing with May 31, 2026 (each such date, a “Dividend Payment Date”); provided, however, that if any scheduled Dividend Payment Date is not a Business Day, then the payment shall be made on the next succeeding Business Day and no additional dividends shall accumulate as a result of that postponement. Dividends will be computed on the basis of a 360-day year consisting of twelve 30-day months and the number of days actually elapsed, and will be deemed to accrue on a daily basis. If (i) the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend (or declares less than full dividends) payable in respect of any dividend period or (ii) any dividend (whether or not declared) is not timely paid to any Holder or Holders in respect of their Preferred Stock, such dividend (or any portion of such dividend not paid) shall accrue and remain outstanding (the “Accrued Dividend”) and such Accrued Dividend shall become payable of funds legally available therefor upon the liquidation or winding up of the Company (or earlier redemption of such shares of Preferred Stock), to the extent not paid prior to such liquidation, or winding up or earlier redemption. Dividends shall be payable to Holders as they appear on the Company’s books on the applicable record date, which shall be February 20, May 20, August 20 and November 20 of each year preceding the applicable Dividend Payment Date.

(d) From and after the Closing until the date that is six months from the Closing, the Company may declare, pay or set aside dividends on any equity securities of the Company, as and when declared by the Company’s Board of Directors, in its sole discretion, from time to time. From and after the date that is six months from the Closing, so long as any shares of Preferred Stock remain outstanding, in the event the Company fails to make a dividend payment in full when due on a Dividend Payment Date, the Company shall not declare, pay or set aside any dividends on any equity securities of the Company unless (in addition to the obtaining of any consents that may be required in this Certificate of Designation or the Company’s Governing Documents) the Holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the amount of the aggregate Accrued Dividends then accrued on such share of Preferred Stock.

(e) Following the fifth year anniversary of the Closing, so long as any Preferred Stock remains outstanding, no dividends, distributions or payments shall be declared, paid or set aside in respect of any equity securities of the Company, other than dividends, distributions or payments in respect of the Preferred Stock, which shall only be payable in cash, out of funds legally available for such purpose, until all shares of Preferred Stock have been fully redeemed pursuant to Section 7.

(f) From and after the date that is six months from the Closing and so long as any shares of Preferred Stock remain outstanding, subject to compliance with Section 3(b)(i), Section 3(d), Section 3(e) and Section 8 and any documents governing indebtedness of the Company or its Subsidiaries, any Excess Cash shall be distributed to the Company’s stockholders, upon the occurrence of, and in accordance with, the following:

(i) if (A) the Collateral Ratio as of the last day of any fiscal quarter (subject to any Collateral Ratio Equity Cure Recalculation) is equal to or greater than 65% and less than or equal to 72.5% or (B)(1) the production tracking of the Company Group for the most recent nine month period is greater than 85% but less than 90% of the projected rate of production set forth in the Reserve Report or (2) the Fixed Charge Coverage Ratio as of the last day of any FCF Rolling Period (subject to any Fixed Charge Coverage Ratio Equity Cure Recalculation) is greater than 1.15 to 1.00 and less than 1.20 to 1.00, then 50% of such Excess Cash shall be used to redeem outstanding shares of Preferred Stock at the Redemption Price, in accordance with Section 7(a), and 50% of such Excess Cash shall be distributed to any one or more series or classes of equity securities of the Company, in such amounts as determined in the Board of Directors’ sole discretion and in accordance with the Governing Documents of the Company;

(ii) if (A) the Collateral Ratio as of the last day of any fiscal quarter (subject to any Collateral Ratio Equity Cure Recalculation) is greater than 72.5% or (B)(1) the production tracking of the Company Group for the most recent nine month period is less than 85% of the projected rate of production set forth in the Reserve Report or (2) the Fixed Charge Coverage Ratio as of the last day of any FCF Rolling Period (subject to any Fixed Charge Coverage Ratio Equity Cure Recalculation) is less than 1.15 to 1.00, then all such Excess Cash shall be used to redeem outstanding shares of Preferred Stock at the Redemption Price, in accordance with Section 7(a); or

(iii) a Key Person Event, then all such Excess Cash shall be used to redeem outstanding shares of Preferred Stock at the Redemption Price, in accordance with Section 7(a);

provided that for purposes of calculating the Collateral Ratio and/or the Fixed Charge Coverage Ratio, as applicable, if at any time prior to the date that is 25 Business Days after financial statements are required to be delivered pursuant to Section 11 for any fiscal quarter of the Company, the Company shall receive any direct or indirect investment in cash in the form of a capital contribution to the Company or the purchase of common equity or preferred equity junior to the Preferred Stock issued by the Company, then (A) with respect to the Collateral Ratio, (x) such investment shall be deemed applied dollar-for-dollar to decrease the numerator of the Collateral Ratio for such fiscal quarter and (y) the Collateral Ratio shall be recalculated taking into account such deemed decrease provided in clause (A)(x), such recalculation to be deemed (1) to be effective as of the relevant testing date and (2) to be the Collateral Ratio for the relevant testing period for all purposes under this Certificate of Designation (any such recalculation, a “Collateral Ratio Equity Cure Recalculation” and such right, the “Collateral Ratio Equity Cure Right”); provided that (i) in each period of four (4) consecutive fiscal quarters there shall be at least two (2) fiscal quarters in which no Collateral Ratio Equity Cure Right is exercised and (ii) the Collateral Ratio Equity Cure Right shall not be exercised more than four (4) times during the term of this Certificate of Designation, and (B) with respect to the Fixed Charge Coverage Ratio, (x) such investment shall be deemed applied dollar-for-dollar to increase the numerator of the Fixed Charge Coverage Ratio for such FCF Rolling Period and (y) the Fixed Charge Coverage Ratio shall be recalculated taking into account such deemed increase provided in clause (B)(x), such recalculation to be deemed (1) to be effective as of the relevant testing date and (2) to be the Fixed Charge Coverage Ratio for the relevant testing period for all purposes under this Certificate of Designation (any such recalculation, a “Fixed Charge Coverage Ratio Equity Cure Recalculation” and such right, the “Fixed Charge Coverage Ratio Equity Cure Right”); provided that (i) in each period of four (4) consecutive fiscal quarters there shall be at least two (2) fiscal quarters in which no Fixed Charge Coverage Ratio Equity Cure Right is exercised and (ii) the Fixed Charge Coverage Ratio Equity Cure Right shall not be exercised more than four (4) times during the term of this Certificate of Designation (it being understood and agreed that if the Company exercises both a Collateral Ratio Equity Cure Right and a Fixed Charge Coverage Ratio Equity Cure Right in the same fiscal quarter, the same dollars received in connection therewith shall be applied to both the Collateral Ratio Equity Cure Recalculation and the Fixed Charge Coverage Ratio Equity Cure Recalculation).

(g) Upon the occurrence of a continuing event specified in Section 3(f)(i) through (iii) above, after giving effect to any cure and/or grace periods applicable thereto, the Company and its Subsidiaries shall not incur or assume any principal amount in respect of any third-party indebtedness for borrowed money, other than (i) Refinancing Indebtedness, (ii) interest and other amounts payable in-kind, (iii) purchase money debt incurred in the ordinary course of business up to $10,000,000, and (iv) drawings on revolving lines of credit, in each case, without the consent of the Holder Majority. For the avoidance of doubt, nothing contained in this Section shall prohibit the Company or its Subsidiaries from incurring, assuming or guaranteeing any indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, existing indebtedness of such Person.

Section 4 Voting Rights.

(a) Generally. Except as otherwise provided herein or as otherwise required by Delaware law, the Holders of Preferred Stock shall have no voting, consent or approval rights.

(i) For as long as any shares of the Preferred Stock remains outstanding, Holders of record of the shares of Preferred Stock, exclusively and voting together as a separate class, shall be entitled elect one director of the Company (the “Series A Director”). The Series A Director shall be eligible under Delaware law and the rules and policies of the Securities Exchange to serve as a director of the Company and qualify as an independent director for the Securities and Exchange Commission and Securities Exchange purposes. In the event the Series A Director is removed, resigns or is unable to serve as a member of the Board of Directors, the resulting vacancy may be filled solely and exclusively by the Holders voting as a single class, at a meeting or via written consent. The vacancy shall be filled as promptly as practicable following the occurrence of the vacancy.

(ii) Each Holder of Series A Perpetual Preferred Stock will have one vote per share on any matter on which Holders of Series A Perpetual Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent. At any meeting held for the purpose of electing the Series A Director, the presence in person or by proxy of the Holder Majority shall constitute a quorum for purpose of electing such director.

(b) Consent Rights. Notwithstanding anything to the contrary in Section 4(a), for so long as any shares of Preferred Stock remain outstanding, the Company shall not, and shall not, with respect to Sections 4(b)(iii), (iv), (vi), and (vii), permit any other Company Group member to, (either directly or by amendment, merger, consolidation or otherwise), without the affirmative vote or action by written consent (not to be unreasonably withheld, conditioned or delayed) of the Holders of at least a majority of the then-issued and outstanding shares of Preferred Stock (the “Holder Majority”):

(i) materially and adversely amend, modify or supplement this Certificate of Designation or any other Governing Document of the Company in a manner that would materially and adversely affect the rights, preferences or privileges of the Preferred Stock (a “Material Adverse Amendment”);

(ii) issue any equity security that ranks senior to or pari passu with the Preferred Stock;

(iii) make any cash or cash capitalized general and administrative expenses in an aggregate amount in excess of the greater of (y) $27,000,000 or (z) $2.50 per BOE (pro forma for any acquisitions), in each case, in any calendar year;

(iv) make drilling and completion cash investments or other cash capital expenditures in an aggregate amount in excess of $25,000,000 in any calendar year;

(v) breach any of the Company’s obligations pursuant to Section 3(d), Section 3(e), Section 3(f) or Section 10 herein;

(vi) incur or issue any principal amount in respect of third-party indebtedness for borrowed money (excluding interest and other amounts paid or payable in-kind), other than (A) any indebtedness, including any secured indebtedness and any indebtedness incurred under (y) a revolving reserve-based lending credit facility or (z) a private placement asset backed secured financing, if, in each of clauses (y) and (z), at the time incurred (or, in the case of revolving facilities, arranged), the Collateral Ratio as of the last day of the fiscal quarter most recently ended prior to such incurrence or arrangement for which financial statements are available (subject to any Collateral Ratio Equity Cure Recalculation) is less than 65% and the weighted sum per annum interest rate under any such financing is less than (at the time incurred or arranged) the sum of (i) the secured overnight financing rate plus (ii) 7.00% or (B) any indebtedness that would not cause (y) the Net Senior Indebtedness to exceed the lesser of (i) 55% of the PV-10 Value or (ii) an amount equal to Specified EBITDAX for the most recently completed Specified Rolling Period multiplied by a factor of 3.0 and (z) the Total Leverage to exceed the lesser of (i) 65% of the PV-10 Value or (ii) an amount equal to Specified EBITDAX for the most recently completed Specified Rolling Period multiplied by a factor of 3.5, in each case of clauses (y) and (z), calculated giving pro forma effect to the indebtedness incurred and taking into account any other acquisition, transaction, investment or repayment of indebtedness contemplated to occur with the proceeds of such indebtedness;

(vii) enter into, adopt or agree to any provision expressly and specifically restricting the payment of dividends under any agreements or other contracts related to any material Indebtedness of any material members of the Company Group that would be more restrictive in any material respect (as determined by the Company in good faith) on the payment of dividends to Holders of Preferred Stock or the redemption of Preferred Stock than those provisions existing in the Debt Documents as of the Closing Date;

(viii) take any action that would constitute a Mandatory Redemption Event if the Redemption Price of all shares of Preferred Stock shall not be paid in full in connection therewith; or

(ix) enter into any agreement with respect to any of the foregoing.

(c) Right to Elect Two Directors Upon Trigger Event

.

(i) Upon the request by the Holder Majority at any time a Trigger Event has occurred, the Company shall promptly increase the number of directors of the Board of Directors by two, and the Holders voting as a single class with any other series of Preferred Stock or preference securities having similar voting rights that are exercisable (together, the “Voting Rights Class”), shall be entitled to elect those two additional members of the Board of Directors (the “Preferred Stock Directors”). For the avoidance of doubt, in no event shall the total number of Preferred Stock Directors exceed two. The election of the initial Preferred Stock Directors following any Trigger Event will occur at a special meeting called by the Company at the request of the Holder Majority; provided that, if such a request is received less than 90 days before the date fixed for the next annual or special meeting of the Company’s stockholders, then such vote will be held at the earlier of such next annual or special meeting of the Company’s stockholders to the extent permitted by the By-laws. If a special meeting is not called by the Company in accordance with the foregoing within 30 days after request from the Holder Majority in accordance with the foregoing, then the Holder Majority may designate a holder to call the meeting at the Company’s expense and, for such purpose and no other (unless provided otherwise by applicable law), such holder of the Voting Rights Class shall have access to the Company’s stock ledger. Following the election of the initial Preferred Stock Directors, the Preferred Stock Directors will be subject to election or re-election at each subsequent annual meeting of the Company’s stockholders.

(ii) At each meeting at which the Voting Rights Class are entitled to vote for the election of Preferred Stock Directors, the presence in person or represented by proxy of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum for the election of directors by such class. The affirmative vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(iii)  Each Preferred Stock Director will be (A) in the case of an uncontested election of a director, elected by a majority of the votes cast at such meeting with respect to the election of directors or (B) in the case of a contested election of a director, elected by a plurality of the votes cast at such meeting with respect to the election of directors; provided that in no event may any Preferred Stock Director be nominated or elected if the election of such director would cause the Company to violate any applicable corporate governance requirements of the Securities Exchange (or any other exchange or automated quotation system on which the Company’s securities may then be listed or quoted) relating to the independence of directors.

(iv) Any Preferred Stock Director may be removed at any time, with or without cause, by the holders of record of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class at any time during which such holders’ rights pursuant to this Section 4(c) continue.

(v) In the event that a Trigger Event shall have occurred and shall not have been remedied, any vacancy in the office of a Preferred Stock Director following the initial election of Preferred Stock Directors may be filled by the written consent of the Preferred Stock Director remaining in office or, if none remains in office, by the written consent of the holders collectively representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class; provided that filling of each vacancy shall not violate the bylaws of the Company as in effect on the effective date of this Certificate of Designations and in no event may any such Preferred Stock Director be appointed if the appointment of such director would cause the Company to violate any applicable corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which the Company’s securities may then be listed or quoted) relating to the independence of directors. Any such appointed Preferred Stock Director will serve until the earlier of his or her resignation, removal or death or the election of his or her successor at the next applicable annual or special meeting of stockholders.

a.	in the case of an Event of Default (as such term or its equivalent is defined in any Debt Document), such Event of Default has been cured and Company has delivered the required officer’s certificate pursuant to Section 11(b);

b.	in the case of a Collateral Ratio in excess of 85%, the required report delivered pursuant to Section 11(d) and the officer’s certificate delivered pursuant to Section 11(b) for the preceding fiscal quarter provide that the Company demonstrates compliance;

c.	in the case of any failure to make payments and make redemptions in compliance with Section 7(b), all amounts required to be fully paid pursuant to Section 7(b) have been made; and

d.	in the case of any material breach by the Company of Section 3(b), if and when all accrued dividends on the Series A Preferred Shares for all past quarters and any current quarter shall have been fully paid in cash and PIK, as applicable.

(d) Action Without Meeting. Any vote or consent that may be required or permitted under this Section 4 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a Holder Majority.

Section 5 Ranking. The Preferred Stock shall rank senior to all of the Common Stock, any Junior Preferred Stock and any other class or series of capital stock of the Company currently existing and not expressly made senior to or on parity with the Preferred Stock (collectively, “Junior Securities”), in each case, as to the payment of dividends or distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntarily or involuntarily. The Preferred Stock shall rank junior to the Company Group’s existing and future indebtedness.

Section 6 Liquidation Rights.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each Holder of shares of Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders the Liquidation Preference before any payment or distribution is made to any Junior Securities, including, without limitation, the Common Stock. If upon any such liquidation, dissolution or winding-up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 6, the Holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Preferred Stock were paid in full.

(b) If the Liquidation Preference has been paid in full to all Holders of the Preferred Stock, the holders of the Junior Securities shall be entitled to receive all remaining assets of the Company in accordance with their respective rights and preferences. Holders of Preferred Stock shall not be entitled to any other amounts from, and shall have no right or claim to any remaining assets of, the Company after they have received their full Liquidation Preference.

(c) Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of the Company) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 6.

Section 7 Redemption.

(a) Optional Redemption. The Company shall have the right, at its sole option and in its sole discretion, to redeem all or a portion of the then-outstanding shares of Preferred Stock at any time for an amount equal to the Redemption Price. The Company shall provide written notice (the “Company Notice”), by e-mail and first class mail postage prepaid, to each Holder of record (determined at the close of business on the Business Day next preceding the day on which the Company Notice is given) of the shares of Preferred Stock to be redeemed, at the address last shown on the records of the Company for such Holder, notifying such Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Holder, specifying the date of such redemption, the aggregate redemption price for such shares, the place at which payment may be obtained and calling upon such Holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates (if any) representing the shares to be redeemed; provided, that the date of redemption shall be not less than 30 days from the date of the Company Notice. Except as otherwise provided herein, on or after the applicable date of redemption, each Holder to be redeemed shall surrender to the Company the certificate or certificates (if any) representing such shares, in the manner and at the place designated in the Company Notice, and thereupon the price of redemption of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. In the event fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(b) Mandatory Redemption Event. For so long as any shares of Preferred Stock remain outstanding, upon the occurrence of a Mandatory Redemption Event, the Company shall redeem all then-outstanding shares of Preferred Stock within 120 days after the first date on which such Mandatory Redemption Event occurred, at the Redemption Price. Any cash payment to Holders of Preferred Stock shall be subject to the limitations contained in any documents governing indebtedness of the Company or any of its Subsidiaries.

(c) Asset Sales. For so long as any shares of Preferred Stock remain outstanding, upon any sale or other disposition of assets of the Company Group that results in Asset Sale Net Proceeds in excess of $30,000,000 (excluding sales or other dispositions among members of the Company Group), all such Asset Sale Net Proceeds in excess of $30,000,000 shall be used to redeem all or a portion of the then-outstanding shares of Preferred Stock, within 120 days after the date on which such Asset Sale Net Proceeds are received by the Company or any other Company Group member, at the Redemption Price. Any cash payment to Holders of Preferred Stock shall be subject to the limitations contained in any agreement governing indebtedness of any member of the Company Group.

(d) Limitations. If, on the date of a redemption pursuant to Section 7(a), Section 7(b), or Section 7(c), applicable law governing distributions to stockholders prevents the Company from redeeming all shares of Preferred Stock scheduled to be redeemed, the Company shall be entitled to ratably redeem the maximum number of shares that it may redeem consistent with such law, and any shares of Preferred Stock not so redeemed shall remain outstanding.

(e) Rights Subsequent to Redemption. Upon the redemption of the shares of Preferred Stock pursuant to Section 7(a), Section 7(b), or Section 7(c), all rights with respect to such shares of Preferred Stock shall immediately terminate, except with respect to the right of the Holders to receive the applicable Redemption Price with respect to such shares of Preferred Stock in accordance with Section 7(a), Section 7(b), or Section 7(c), as applicable, and dividends shall no longer accrue or be declared on any such shares of Preferred Stock. The shares of Preferred Stock redeemed in accordance with this Section 7 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Company’s certificate of incorporation.

Section 8 Trigger Events. For so long as any shares of Preferred Stock remain outstanding, upon the occurrence and continuation of a Trigger Event (and only during the period in which a Trigger Event is continuing and uncured): (a) the Holder Majority shall have the right, without any action on the part of the other stockholders or the Board of Directors, to appoint two (2) designees to the Company’s Board of Directors in accordance with Section 4(c); (b) all cash of the Company Group shall, subject to compliance with any restrictions set forth in any documents governing indebtedness of the Company Group, for an amount in excess of $10,000,000 and to the extent such funds are legally available for such purpose, be, and continue to be, promptly used to redeem the Preferred Stock pursuant to Section 7(a); (c) the Applicable Dividend Rate and the IRR under the Liquidation Preference definition shall each be increased by 2.0%; and (d) the Company and its Subsidiaries shall not incur or assume any principal amount in respect of any third-party indebtedness for borrowed money (excluding interest and other amounts paid or payable in-kind), other than (i) Refinancing Indebtedness and (ii) purchase money debt incurred in the ordinary course of business in an aggregate amount not to exceed $10,000,000, in each case, without the consent of the Holder Majority. For the avoidance of doubt, nothing contained in this Section shall prohibit the Company or its Subsidiaries from incurring, assuming or guaranteeing any indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, existing indebtedness of such Person.

Section 9 Transfer Restrictions. Except upon the occurrence of any Trigger Event, the Holders party to the Preferred Stockholders’ Agreement for itself and/or on behalf of funds and accounts managed by them, shall at all times beneficially own of record and in the aggregate not less than 51% of the issued and outstanding shares of Preferred Stock and retain a corresponding majority of the voting rights attributable to such class, if any. The holder parties to the Preferred Stockholders’ Agreement, shall not, directly or indirectly, sell, assign, transfer, pledge, encumber or otherwise dispose of any Preferred Stock, or any interest therein, to (a) any Person that is a direct or indirect competitor of the Company or any of its Subsidiaries in the proved developed producing oil and gas sector or (b) any Person appearing on the Company’s then-current restricted transferee list, as attached hereto as Schedule A, in each case, unless the Company has first provided its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported disposition of Preferred Stock in violation of the foregoing shall be null and void ab initio, and the Company shall instruct the Transfer Agent not to record or recognize any such transfer on its books. Any proposed permitted transferee, as a condition to any disposition otherwise permitted hereunder, shall execute and deliver to the Company a written instrument by which such transferee agrees to be bound by all of the terms of this provision.

Section 10 Hedging Policy.

(a) The Company Group shall, or shall cause one or more of its Subsidiaries to, no later than the last day of each fiscal quarter of the Company for so long as any shares of Preferred Stock remain outstanding (each such date, a “Hedging Test Date”), enter into Commodity Swap Transactions in order to ensure that, when such Commodity Swap Transactions are taken together with all other Commodity Swap Transactions of the Company Group then in effect, the Company Group shall have hedged notional volumes of no less than 60% of the Forecasted PDP Reserve Production of the Company Group for the full 48-calendar month period after such Hedging Test Date.

(b) The Company Group shall not (i) enter into any Swap Transactions for speculative purposes or (ii) enter into any Commodity Swap Transactions that would cause the notional volumes of all Commodity Swap Transactions of the Company Group to exceed, as of the date such Commodity Swap Transaction is entered into, 100% of the Forecasted PDP Reserve Production of the Company Group for the 48-calendar month period after such Commodity Swap Transaction would be entered into.

Section 11 Information Rights. For so long as any shares of Preferred Stock remain outstanding, the Company shall deliver to the Holders:

(a) the annual reports, quarterly reports and other documents which it is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor provision within the time periods such reports are required to be timely filed under the Commission’s rules and regulations; provided that, all reports and other documents filed with the Commission via the EDGAR system will be deemed to be delivered to the Holders as of the time of such filing via EDGAR so long as the Company is subject to Exchange Act Reporting. At any time, the Company is no longer subject to Exchange Act Reporting, the Company shall deliver annual reports within 120 days after the end of each fiscal year and quarterly reports within 45 days after the end of each of the first, second and third fiscal quarters of each fiscal year, and all other reports promptly.

(b) an officer’s certificate stating that a review of the activities of the Company Group during the preceding fiscal quarter has been made under the supervision of the signing Officers with a view to determining whether the Company Group has kept, observed, performed and fulfilled its obligations under this Certificate of Designation, and further stating, as to such officer, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Certificate of Designation and is not in default in the performance or observance of any of the terms, provisions and conditions of this Certificate of Designation (or, if any such default has occurred or exists, specifying the nature and extent thereof), within 45 days after the end of each of the first, second and third fiscal quarters of each fiscal year and 120 days after the end of each fiscal year;

(c) any annual compliance certificates delivered by the Company Group under any documents governing Indebtedness of the Company Group in an outstanding principal amount in excess of $10,000,000, promptly after delivery thereof; and

(d) a quarterly report setting forth a reasonably detailed calculation of the Collateral Ratio as of the end of such fiscal quarter or fiscal year, within 45 days after the end of each of the first, second and third fiscal quarters of each fiscal year and 120 days after the end of each fiscal year.

Section 12 Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by e-mail, or sent by nationally recognized overnight courier service, addressed to the Company, at the address set forth below or the address or e-mail address most recently provided to Holders by the Company for purposes of notice hereunder: 500 W. 7th Street, Suite 1500, Fort Worth, Texas 76102, [***] or such other e-mail address or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 12(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company, or if no such facsimile number, e-mail address or address appears on the books of the Company at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section 12(a) prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 12(a) on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages and Accrued Dividends, as applicable, on the shares of Preferred Stock at the time, place and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company (which shall not include the posting of any bond). The applicant for a new certificate under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Wilmington, Delaware, County of New Castle (the “Delaware Courts”). The Company and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Company and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Company and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Company or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders; provided, that a waiver by Holder Majority shall be binding upon and operate as a waiver of all other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) No Preemptive Rights. The holders of Preferred Stock will have no preemptive rights with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

(j) Other Rights. The shares of Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Company’s certificate of incorporation or as provided by applicable law and regulation or as contained in the Preferred Stockholders Agreement.

(k) Tax Withholding. The Company agrees that, provided that each Holder delivers to the Company or Transfer Agent a properly executed IRS Form W-9 or other certification satisfactory to the Company or Transfer Agent certifying as to such Holder’s status (or the status of such Holder’s beneficial owner(s)) as a United States person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code, as amended) and such Holder’s (or such beneficial owners’) eligibility for complete exemption from backup withholding (“U.S. Person Certification”) under current law to establish that the Company (including any paying agent of the Company) shall not be required to withhold on any payments or deemed payments to any such Holder. The Company and its paying agent shall be entitled to withhold taxes on all payments made to the relevant Holder in the form of cash or otherwise treated, in the Company’s reasonable discretion, as a dividend for U.S. federal tax purposes or to request that the relevant Holder promptly pay the Company in cash any amounts required to satisfy any withholding tax obligations, in each case, to the extent the Company or its paying agent determines in good faith it is required to deduct and withhold tax on dividend or other payments to the relevant Holder under applicable law; provided, that the Company shall use commercially reasonable efforts to notify the relevant Holder of any required withholding tax reasonably in advance of the date of the relevant payment. In the event that the Company does not have sufficient cash with respect to any Holder from withholding on cash payments otherwise payable to such Holder and cash paid to the Company by such Holder to the Company pursuant to the immediately preceding sentence, the Company and its paying agent shall be entitled to withhold taxes on deemed payments, including distributions of additional Preferred Stock in lieu of cash and constructive distributions on the Preferred Stock to the extent required by law, and the Company and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments) through a sale of a portion of the Preferred Stock received as a dividend or from cash dividends or sales proceeds subsequently paid or credited on the Preferred Stock.

*********************

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Executive Vice President and General Counsel on this 4th day of March, 2026.

PRESIDIO PRODUCTION COMPANY

By:	/s/ Brett J. Barnes
Name:	Brett J. Barnes
Title:	Executive Vice President and General Counsel

[Signature Page to Certificate of Designation – Series A]

SCHEDULE A

RESTRICTED TRANSFEREE LIST

1.	D. E. Shaw & Co. LP
2.	TCI Fund Management Ltd.
3.	Elliott Investment Management LP
4.	Cevian Capital AB
5.	GAMCO Asset Management, Inc.
6.	ValueAct Capital Management LP
7.	Third Point LLC
8.	Trian Fund Management LP
9.	Starboard Value LP
10.	Saba Capital Management LP
11.	Sachem Head Capital Management LP
12.	3D Investment Partners Pte. Ltd.
13.	Karpus Management, Inc.
14.	Corvex Management LP
15.	Asset Value Investors Ltd.
16.	Dalton Investments, Inc.
17.	Kimmeridge Energy Management Co., LLC
18.	JANA Partners Management LP
19.	Ancora Advisors LLC
20.	Impactive Capital LP
21.	Strategic Capital, Inc. (Japan)
22.	Engine Capital Management LP
23.	Biglari Capital LLC
24.	Anson Funds Management LP
25.	Oasis Management (Hong Kong) LLC
26.	Align Partners Capital Management, Inc.
27.	Irenic Capital Management LP
28.	Land & Buildings Investment Management LLC
29.	Bulldog Investors LLP
30.	Palliser Capital (UK) Ltd.
31.	Engaged Capital LLC
32.	Kanen Wealth Management LLC
33.	PL Capital Advisors LLC
34.	Petrus Advisers Ltd.
35.	Sarissa Capital Management LP
36.	Edenbrook Capital LLC
37.	Legion Partners Asset Management LLC
38.	Cannell Capital LLC
39.	Barington Companies Investors LLC
40.	Stilwell Value LLC
41.	Camac Partners LLC

42.	Hibiki Path Advisors Pte Ltd.
43.	Osmium Partners LLC
44.	Blackwells Capital LLC
45.	Neuberger Berman Group LLC
46.	Icahn Associates Holding LLC
47.	BLR Partners LP
48.	Veteri Place Corp.
49.	Seven Corners Capital Management LLC
50.	Driver Management Co. LLC
51.	Cerberus Capital Management, L.P.

Schedule A

Exhibit A

[FORM OF FACE OF

SERIES A PERPETUAL PREFERRED STOCK CERTIFICATE]

THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE COMPANY SHALL FURNISH A FULL STATEMENT ABOUT CERTAIN RESTRICTIONS ON OWNERSHIP AND TRANSFERABILITY TO A STOCKHOLDER UPON REQUEST AND WITHOUT CHARGE.

THE SHARES OF SERIES A PERPETUAL PREFERRED STOCK ARE SUBJECT TO REDEMPTION AT THE OPTION OF THE COMPANY (AS DEFINED BELOW) AT THE TIMES AND REDEMPTION PRICES, AND ON TERMS AND CONDITIONS, SET FORTH IN THE CERTIFICATE OF DESIGNATION (AS DEFINED BELOW).

Exhibit A

Certificate Number [●]	Initial Number of Shares of Series A
Perpetual Preferred Stock: [●]

PRESIDIO PRODUCTION COMPANY

Series A Perpetual Preferred Stock

(Liquidation Preference as specified below)

Presidio Production Company, a Delaware corporation (the “Corporation”), hereby certifies that (the “Holder”), is the registered owner of [●] fully paid and non-assessable shares of the Corporation’s designated Series A Perpetual Preferred Stock, with a per share Liquidation Preference calculated in accordance with the Certificate of Designation (defined below) (the “Series A Preferred Shares”). The Series A Preferred Shares are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Shares represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designation of Series A Perpetual Preferred Stock of Presidio Production Company, dated [March 4th, 2026], as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meanings given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to the Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to the provisions of the Series A Preferred Shares set forth on the reverse hereof and in the Certificate of Designation, which provisions shall for all purposes have the same effect as if set forth at this place. If the terms of this certificate conflict with the terms of the Certificate of Designation, then the terms of the Certificate of Designation will control to the extent of such conflict.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Transfer Agent and Registrar have properly countersigned this certificate, these Series A Preferred Shares shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

* * *

Exhibit A

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by two officers of the Company this [●] of [●], 20[●].

PRESIDIO PRODUCTION COMPANY

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

COUNTERSIGNATURE

These are the Series A Preferred Shares referred to in the within-mentioned Certificate of Designation.

Dated: [●], [●]

Continental Stock Transfer and Trust Company, as Registrar and Transfer Agent

By:
Name:
Title:

Exhibit A

[FORM OF REVERSE OF

CERTIFICATE FOR SERIES A PREFERRED STOCK]

Cumulative cash (and PIK) distributions on each Series A Preferred Share shall be payable at the rate provided in the Certificate of Designation.

The Company shall furnish without charge to each Holder who so requests a statement of the rights, preferences, privileges and restrictions granted to or imposed upon each class or series of stock of the Corporation authorized to be issued, including the Series A Preferred Shares, and upon the holders thereof. Such statement may be obtained from the Company at the Company’s principal executive office, which, on [March 4th, 2026], was located at 500 W. 7th Street, Suite 1500, Fort Worth, TX 76102.

Exhibit A

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Series A Preferred Shares evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints: [●]

as agent to transfer the Series A Preferred Shares evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:

______________________

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Exhibit A